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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                NOVEMBER 21, 2000
                                (Date of Report)
               Date of earliest event reported: November 15, 2000


                                   INTUIT INC.
             (Exact name of Registrant as specified in its charter)




                                    DELAWARE
                 (State or other jurisdiction of incorporation)


            0-21180                                       77-0034661
    (Commission File Number)                (I.R.S. Employer Identification No.)


2535 GARCIA AVENUE
MOUNTAIN VIEW, CALIFORNIA                                  94043
(Address of principal executive offices)                 (Zip Code)


               Registrant's telephone number, including area code:
                                 (650) 944-6000


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ITEM 5. OTHER EVENTS.

On November 15, 2000, Intuit Inc. ("Intuit") entered into an Agreement and Plan of Merger with EmployeeMatters, Inc. pursuant to which a wholly-owned subsidiary of Intuit will be merged with and into EmployeeMatters and, as a result, EmployeeMatters will become a wholly-owned subsidiary of Intuit.

EmployeeMatters provides human resources management services -- benefits, insurance and Web-based payroll and tax filing -- to small and mid-sized companies via the Internet. EmployeeMatters offers a "virtual HR department" enabling clients to effectively manage employee administration and HR functions, such as payroll, benefits, retirement plans, business insurance and HR compliance. EmployeeMatters will be operated as a separate business unit, headquarted in Stamford, Conn.

Under the terms of the agreement, Intuit will acquire EmployeeMatters in a registered stock transaction valued at approximately $39 million, which may vary within a 20 percent range depending on Intuit's stock price according to a formula agreed to by both parties. The transaction has been approved by the boards of both Intuit and EmployeeMatters and is expected to close by the end of the second quarter of Intuit's fiscal year 2001 (January 31, 2001), subject to various conditions, including customary regulatory and other approvals.



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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:   November 21, 2000

                                      INTUIT INC.



                                      By: /s/ Greg Santora
                                      ------------------------------------------
                                      Greg Santora
                                      Senior Vice President and Chief Financial
                                      Officer


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